Exhibit 10.23

Execution Version

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), dated and effective as of August 18, 2021, by and among BETTER THERAPEUTICS, INC., a Delaware corporation (together with its Subsidiaries that join this Agreement as “Borrowers” after the date hereof, individually and collectively, jointly and severally, “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as the “Lenders”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Notwithstanding the foregoing, all financial covenant and other financial calculations shall be computed with respect to Borrower only, and not on a consolidated basis. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1Promise to Pay. Borrower hereby unconditionally promises to pay to Agent (on behalf of the Lenders) the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2Intentionally Omitted.

2.3Term Loan Advances.

(a)Availability.

(i)Subject to the terms and conditions of this Agreement, and conditioned on Borrower’s achievement of the Tranche 1 Milestone, during the Tranche 1 Draw Period, Borrower may request and the Lenders will severally (and not jointly) make in an amount not to exceed its respective Tranche 1 Commitment in the aggregate, one (1) or more Term Loan Advances, with the first such Term Loan Advance, which such Term Loan Advance the Borrower agrees to draw on the De-SPAC Effective Date, in a minimum amount of Ten Million Dollars ($10,000,000) and thereafter in minimum increments of $5,000,000 (each, a “Tranche 1 Advance”).

(ii)Subject to the terms and conditions of this Agreement, and conditioned on Borrower’s achievement of the Tranche 2 Milestone, during the Tranche 2 Draw Period, Borrower may request and the Lenders will severally (and not jointly) make in an amount not to exceed its respective Tranche 2 Commitment in the aggregate, one (1)

or more Term Loan Advances, in minimum increments of $5,000,000 (each, a “Tranche 2 Advance”).

(iii)Subject to the terms and conditions of this Agreement, and conditioned on Borrower’s achievement of the Tranche 3 Milestone, during the Tranche 3 Draw Period, Borrower may request and the Lenders will severally (and not jointly) make in an amount not to exceed its respective Tranche 3 Commitment in the aggregate, one (1) or more Term Loan Advances, in minimum increments of $5,000,000 (each, a “Tranche 3 Advance”).

(iv)Subject to the terms and conditions of this Agreement, and conditioned on approval by the Lenders’ investment committee in its sole and unfettered discretion, on or before June 15, 2023, Borrower may request additional Term Loan Advances in an aggregate principal amount up to $15,000,000, in minimum increments of $5,000,000 (each, a “Tranche 4 Advance”).

Each Tranche 1 Advance, Tranche 2 Advance, Tranche 3 Advance and Tranche 4 Advance is referred to herein as a “Term Loan Advance” and collectively, the “Term Loan Advances”.  The aggregate outstanding Term Loan Advances may be up to the Maximum Term Loan Amount.

(b)Repayment. The Term Loan Advances shall be “interest-only” until the Amortization Date, with interest due and payable in accordance with Section 2.5(d) hereof. Borrower shall repay the Term Loan Advances on the Term Loan Maturity Date, including all outstanding principal and accrued and unpaid interest under the Term Loan Advances. After repayment, no Term Loan Advance may be reborrowed.

(c)Permitted Prepayment.  At its option, Borrower may prepay all or a portion of the outstanding Term Loan Advances by paying the entire principal balance (or such portion thereof), all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Term Loan Advance amount being prepaid: with respect to each Term Loan Advance, if such Term Loan Advance amounts are prepaid (i) prior to the date that is the first twelve (12) month anniversary following the Effective Date, 3.0%; (ii) during the period on or after the date that is the twelve (12) month anniversary of the Effective Date but prior to the date that is the twenty four (24) month anniversary of the Effective Date, 2%; (iii) during the period on or after the date that is the twenty four (24) month anniversary of the Effective Date but prior to the thirty six (36) month anniversary of the Effective Date, 1%; and (iv) thereafter, 0% (each, a “Prepayment Charge”). If at any time Borrower elects to make a prepayment, and at such time, there are outstanding Term Loan Advances under multiple Tranches, the Prepayment Charge shall be determined by applying the amount of such prepayment in the following order: first, to the outstanding principal amount (and accrued but unpaid interest thereon) of Term Loan Advances outstanding under the Tranche with the latest initial funding date; second, to the outstanding principal amount (and accrued but unpaid interest thereon) of Term Loan Advances outstanding under the Tranche with the next latest initial funding date and so on until the entire principal balance of all Term Loan Advances made hereunder (and all accrued but unpaid interest thereon) is paid in full.  Borrower agrees that the Prepayment Charge is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loan Advances.  Without duplication, Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and any applicable Prepayment Charge upon the occurrence of a Change in Control or any other prepayment hereunder. Notwithstanding the foregoing, the Prepayment Charge shall not apply (and be deemed automatically waived without any action of any Person) if Agent or any of the Lenders (in any of their sole and absolute discretion) agree in writing to refinance the Term Loan Advances prior to the Term Loan Maturity Date.  For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately succeeding Business Day (with interest accruing on the outstanding Term Loan Advances for each additional day).

(d)Mandatory Prepayment Upon an Acceleration. If the Term Loan Advances are accelerated by Agent following the occurrence and during the continuance of an Event of Default, without duplication of any amounts paid pursuant to Section 2.3(c), Borrower shall immediately pay to the Agent (on behalf of the Lenders) an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advances, (ii) any Prepayment Charge, (iii) the End of Term Charge, and (iv) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advances, including interest at the Default Rate with respect to any past due amounts.

2.4Intentionally Omitted.

2.5Payment of Interest on the Credit Extensions.

(a)Interest Rates(b). The principal balance of each Term Loan Advance shall bear interest thereon at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(b)Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, outstanding Obligations owing hereunder shall bear interest at a rate per annum which is five percent (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Agent, in its sole discretion, otherwise elects from time to time to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, the Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.5(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or the Lenders.

(c)Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)Payment; Interest Computation. Interest is payable monthly on the Payment Date of each month in arrears and shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.  Borrower shall repay the aggregate principal balance of the Term Loan Advances that is outstanding on the day immediately preceding the Amortization Date, in equal monthly instalments of principal and interest (mortgage style) beginning on the Amortization Date and continuing monthly on the Payment Date of each month thereafter until the Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) are repaid. The entire principal balance of the Term Loan Advances and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date.

2.6Fees and Expenses.

(a)Facility Charges. Borrower shall pay to Agent (on behalf of the Lenders) the Initial Facility Charge on the earliest to occur of (i) the initial Funding Date, (ii) the termination of this Agreement, (iii) the Outside Date (as defined in the De-SPAC Agreement) and (iv) December 31, 2021.  Borrower shall pay to Agent (on behalf of the Lenders) the Tranche 3 Facility Charge pursuant to Section 3.3(d) upon the funding of any Tranche 3 Advances.  Borrower shall pay to Agent (on behalf of the Lenders) the Tranche 4 Facility Charge pursuant to Section 3.3(d) upon the funding of any Tranche 4 Advances.

(b)Expenses. Subject to Section 12.10, Borrower shall pay to Agent (on behalf of itself and the Lenders) all reasonable documented out-of-pocket Expenses (including reasonable documented out-of-pocket attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, (i) so long as no Event of Default has occurred and is continuing, within five (5) Business Days upon demand by Agent, or (ii) if an Event of Default has occurred and is continuing, upon demand by Agent).

(c)Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Agent, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Agent pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of the Lenders’ obligation to make loans and advances hereunder.

(d)Good Faith Deposit. Borrower has paid to Agent a good faith deposit of Thirty Thousand Dollars ($30,000) to initiate Agent’s due diligence review process (the “Due Diligence Fee”), which amount shall be applied to the non-legal Expenses on the Effective Date.

(e)End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Obligations (other than inchoate indemnification or reimbursement obligations and other obligations which, by their terms, survive termination of this Agreement) in full (or in part, as provided in this Agreement), or (iii) the date that the Obligations otherwise become due and payable pursuant to the terms of this Agreement, Borrower shall pay Agent (on behalf of the Lenders) the applicable End of Term Charge with respect to the Term Loan Advances being prepaid at such time. Notwithstanding the required payment date of such End of Term Charge, it shall be deemed earned by the Lenders as of the Effective Date. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(f)Repayment Charges. Borrower agrees that any applicable Prepayment Charge or End of Term Charge (collectively, the “Repayment Charges”) shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Effective Date. The Repayment Charges shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Borrower expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Repayment Charges in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Repayment Charges is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Repayment Charges shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Repayment Charges as a charge (and not interest) in the event of prepayment or acceleration; (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that their agreement to pay each of the Repayment Charges to the Lenders as herein described was on the Effective Date and continues to be a material inducement to the Lenders to provide the Term Loan Advances.

2.7Payments; Application of Payments; Debit of Accounts.

(a)All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)The order and manner in which all payments with respect to the Obligations may be applied shall be the same as set forth in Section 2.3(c).

(c)The Agent will initiate debit entries to the Borrower’s account on behalf of the Lenders as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to Agent (on behalf of the Lenders) under each Term Loan Advance and (ii) out-of-pocket legal fees and costs incurred by Agent or the Lenders in connection with this Agreement that are required to be paid pursuant to Section 2.6(b); provided that, with respect to clause (i) above, in the event that Agent informs Borrower that the Agent will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrower shall pay to Agent (on behalf of the Lenders) such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if the Agent informs Borrower that Agent (on behalf of the Lenders) will not initiate a debit entry as described above later than the date that is five (5) Business Days prior to such payment date, Borrower shall pay to Agent (on behalf of the Lenders) such amount of periodic obligations in full in immediately available funds on the date that is five (5) Business Days after the date on which Agent notifies Borrower of such; provided, further, that, with respect to clause (ii) above, in the event that the Agent informs Borrower that Agent (on behalf of the Lenders) will not initiate a debit entry to Borrower’s account for certain amount of such out-of-pocket legal fees and costs incurred by Agent or the Lenders that are required to be paid and are due pursuant to Section 2.6(b), Borrower shall pay to Agent (on behalf of the Lenders) such amount in full in immediately available funds within five (5) Business Days thereof.

(d)Each payment (including prepayment) on account of any fee and any reduction of the Term Loan Advances shall be made by Agent to the Lenders pro rata according to the Term Loan Commitments of the relevant Lender.

2.8Taxes; Increased Costs. Borrower, the Agent and the Lenders each hereby agree to the terms and conditions set forth on Addendum 1 attached hereto.

2.9Tax Treatment. Borrower, the Agent, and the Lenders agree, (i) that the Term Loan Advances are debt for U.S. federal income tax purposes, (ii) that the Term Loan Advances are issued with original issue discount for U.S. federal income tax purposes and any note(s) reflecting the Term Loan Advances shall include the applicable legend for such original issue discount, (iii) that the Term Loan Advances should not be governed by the rules set out in Treasury Regulations Section 1.1275-4 and (iv) not to file any tax return, report or declaration inconsistent with the foregoing, unless required by applicable law. The inclusion of this Section 2.9 is not an admission by the Agent or any Lender that it is subject to United States taxation.

3	CONDITIONS

3.1Conditions Precedent. This Agreement shall be effective upon the date the following conditions precedent are satisfied (the “Effective Date”):

(a)duly executed signatures to the Loan Documents and the Control Agreements;

(b)the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(c)a secretary’s certificate of Borrower with respect to such Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(d)duly executed signatures to the completed Borrowing Resolutions for Borrower;

(e)certified copies, dated as of a recent date, of financing statement searches, as Agent may request, accompanied by written evidence (including any Uniform Commercial Code termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f)the receipt of agreed forms of joinder agreements and  Control Agreements, in each case in form and substance reasonably satisfactory to Agent, to be executed by each direct and indirect parent and Subsidiary of Borrower in existence after giving effect to the De-SPAC Transactions;

(g)the Perfection Certificate of Borrower, together with the duly executed signature thereto;

(h)a legal opinion of Borrower’s counsel in form and substance reasonably acceptable to Agent;

(i)payment of the fees (including the Due Diligence Fee) and reasonable documented out-of-pocket Expenses of Agent and the Lenders then due and invoiced to Borrower prior to the date hereof as specified in Section 2.6 hereof; and

(j)all certificates of insurance and copies of each insurance policy required hereunder.

3.2Conditions Precedent to Initial Credit Extension. The Lenders’ obligation to make the initial Credit Extension is subject to following conditions precedent:

(a)the Effective Date has occurred;

(b)the receipt of executed joinder agreements and Control Agreements, in each case, in form and substance reasonably satisfactory to Agent executed by each direct and indirect parent and Subsidiary of Borrower in existence after giving effect to the De-SPAC Transactions; and

(c)such other documents as Agent may reasonably request.

3.3Conditions Precedent to all Credit Extensions. The Lenders’ obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)timely receipt of an executed Payment/Advance Form and any materials and documents required by Section 3.5;

(b)the representations and warranties in this Agreement shall be true and correct in all material respects on the date of the proposed Credit Extension and/or of the Payment/Advance Form, as applicable, and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, and no Event of Default shall have occurred and be continuing or immediately result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement are true and correct in all material respects as of such date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date;

(c)Agent determines in its good faith business judgment that there has not been any Material Adverse Change; and

(d)without duplication, (i) with respect to the funding of the initial Term Loan Advance, Borrower shall have paid the Initial Facility Charge, (ii) with respect to the funding of any Tranche 3 Advance, Borrower shall have paid the Tranche 3 Facility Charge, and (iii) with respect to the funding of any Tranche 4 Advance, Borrower shall have paid the Tranche 4 Facility Charge (it being agreed that each such aforementioned charge shall only be required to be paid once, if ever).

3.4Covenant to Deliver. Except as set forth in Section 6.15, Borrower agrees to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Agent of any such item shall not constitute a waiver by Agent or the Lenders of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in each Lender’s sole discretion.

3.5Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan Advance set forth in this Agreement, to obtain a Term Loan Advance, Borrower shall notify Agent (which notice shall be irrevocable) by electronic mail by 12:00 noon Pacific time one (1) Business Day in advance of the Funding Date of the Term Loan Advance. Such notice shall be in a written format acceptable to Agent in its good faith business judgment that is executed by an Authorized Signer. Agent shall have received evidence satisfactory to Agent in its good faith business judgment that the Board has approved that such Authorized Signer may provide such notices and request Term Loan Advances. In connection with such notification, Borrower must promptly deliver to Agent by electronic mail or other format acceptable to Agent a completed Payment/Advance Form together with such other reports and information as Agent may, in its good faith business judgment request, executed by an Authorized Signer. The Lenders shall fund the Term Loan Advance in the manner requested by the Payment/Advance Form provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Funding Date.

4	CREATION OF SECURITY INTEREST

4.1Grant of Security Interest. Borrower hereby grants Agent, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to

Agent, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Agent shall, at the sole cost and expense of Borrower, (a) release its Liens in the Collateral and all rights therein shall revert to Borrower and (b) execute and deliver such instruments, documents and filings Borrower reasonably requests to evidence such termination and release. In the event (x) all Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) are satisfied in full, and (y) this Agreement is terminated, Agent shall terminate the security interest granted herein.

4.2Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority, assuming that Agent has taken all actions required to be taken by Agent in order to perfect its security interest, perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim with an estimated value in excess of One Hundred Thousand Dollars ($100,000), Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

4.3Authorization to File Financing Statements. Borrower hereby authorizes Agent to file financing statements and other similar forms covering the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s interest or rights hereunder, including a notice that any disposition of the Collateral in violation of this Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of Agent under the Code. Such financing statements and other similar forms may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s discretion.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1Due Organization, Authorization; Power and Authority. Borrower is duly organized, validly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any other jurisdiction in which the conduct of its business or its ownership of property and other assets or business which it is engaged in requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Agent a completed certificate signed by Borrower entitled “Perfection Certificate” (the “Perfection Certificate”). Borrower represents and warrants to Agent that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized or is incorporated in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as indicated on the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date with respect to the DE-SPAC Transactions or otherwise, solely to the extent permitted by one or more specific provisions in this Agreement and provided that the Perfection Certificate shall be deemed to be updated to reflect the information provided in any notice that is required or permitted to be delivered (and is actually delivered) by Borrower to Agent). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets are bound, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except financing statements filed in connection herewith, such Governmental Approvals which have already been obtained and are in full force and effect or are being obtained pursuant to Section 6.1(b)) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under this Agreement and other Loan Documents, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts except for the Collateral Accounts described in the Perfection Certificate delivered to Agent in connection herewith and which Borrower has given Agent notice and taken such actions as are necessary to give Agent a perfected security interest therein, to the extent required by and pursuant to the terms of Section 6.8(c). To Borrower’s knowledge, the Accounts are bona fide, existing obligations of the Account Debtors.

Other than Collateral with a value of no more than Two Hundred Fifty Thousand Dollars ($250,000), the Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as notified to Agent by Borrower in writing from time to time as required by Section 7.2. None of the components of the Collateral with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000) (other than mobile equipment in the possession of Borrower’s employees) shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects. Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) licenses and sublicenses permitted to be granted by Borrower pursuant to this Agreement, (b) over-the-counter software that is commercially available to the public, and (c) Intellectual Property licensed or sublicensed to Borrower and noted on the Perfection Certificate or otherwise disclosed to Agent. Each Patent, Copyright and Trademark which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To Borrower’s knowledge, no claim has been made in writing to Borrower alleging that any part of the Intellectual Property with any material value, violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

5.3Intentionally Omitted.

5.4Litigation. Except as disclosed in the Perfection Certificate delivered on or prior to the Effective Date, there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to result in liability or costs to Borrower in excess of Five Hundred Thousand Dollars ($500,000) individually or in the aggregate.

5.5Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent by Borrower by submission to the Financial Statement Repository or otherwise submitted to Agent fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date thereof and for the periods presented, except that unaudited financial statements may be subject to normal adjustments and need not contain adjustments for stock compensation or footnotes. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository or otherwise submitted to Agent by Borrower.

5.6Solvency. The fair saleable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all applicable Requirements of Law, and (b) has not violated any applicable Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s actual knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9Tax Returns and Payments; Pension Contributions. Borrower has timely filed or has obtained extensions for filing all federal and state income tax returns and other material tax returns and reports required to be filed by Borrower, and Borrower has timely paid or has obtained extensions for all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not exceed Two Hundred Fifty Thousand Dollars ($250,000) individually or in the aggregate.

To the extent Borrower defers payment of any contested taxes in excess of the Two Hundred Fifty Thousand Dollars ($250,000) threshold in clause (b) of the paragraph directly above, Borrower shall (i) notify Agent in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency in excess of Two Hundred Fifty Thousand Dollars ($250,000).

5.10Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and purposes and not for personal, family, household or agricultural purposes.

5.11Full Disclosure. No written representation, warranty or other statement of Borrower in any report, certificate or written statement submitted to the Financial Statement Repository or otherwise submitted to Agent by Borrower, as of the date such representation, warranty, or other statement was made, taken together with all such written reports, written certificates and written statements submitted to the Financial Statement Repository or otherwise submitted to Agent by Borrower, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates or written statements not misleading in light of the circumstances under which they were made (it being recognized by Agent that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may materially differ from the projected or forecasted results).

5.12Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

5.13Excluded Subsidiary Voting Rights. No decision or action in any governing document of any Excluded Subsidiary requires a vote of greater than 50.1% of the equity interests or voting rights of such Excluded Subsidiary.

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1Government Compliance.

(a)Maintain its and (except as permitted under Section 7.3) all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b)Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent in all of the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Agent.

(c)Maintain all Governmental Approvals for which any revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) materially and adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expect to materially and adversely affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any material Governmental Approval in any other jurisdiction.

6.2Financial Statements, Reports. Provide Agent with the following by submitting to the Financial Statement Repository or otherwise submitting to Agent:

(a)[reserved];

(b)as soon as available, but no later than thirty (30) days after the last day of each month (other than the last month of any fiscal quarter), a company prepared consolidated balance sheet and income statement, covering Borrower’s and its Subsidiaries’ operations for such month in a form reasonably acceptable to Agent (the “Monthly Financial Statements”);

(c)as soon as available, and in any event within forty five (45) days following the end of each fiscal quarter of Borrower, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments (the “Quarterly Financial Statements”);

(d)within thirty (30) days after the last day of each month and together with the Monthly Financial Statements and the Quarterly Financial Statements, if applicable, a completed Compliance Statement substantially in the form of Exhibit B attached hereto;

(e)within the earlier of (i) sixty (60) days after the end of each fiscal year of Borrower, or (ii) seven (7) days after approval of the same by the Board, and within ten (10) Business Days of approval by the Board of any updates or amendments thereto, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then-current fiscal year of Borrower, and (B) annual financial projections for the then-current fiscal year (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;

(f)as soon as available, and in any event within one hundred eighty (180) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than a going concern qualification typical for venture backed companies similar to Borrower) on the financial statements from Deloitte, any “Big Four” accounting firm, Elliot Davis LLC, BDO Global, RSM International or Grant Thornton LLP or any other independent certified public accounting firm reasonably acceptable to Agent (the “Annual Financial Statements”);

(g)[reserved];

(h)in the event that Borrower becomes subject to the reporting requirements under the Exchange Act within five (5) Business Days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (i) posted publicly by the SEC or (ii) on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, for any such documents other than the Quarterly Financial Statements and Annual Financial Statements, Borrower shall promptly notify Agent in writing (which may be by electronic mail) of the posting of any such documents;

(i)prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) or more;

(j)promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its preferred stock; and

(k)promptly, from time to time, such other financial information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested by Agent.

Any submission by Borrower of a Compliance Statement submitted to the Financial Statement Repository pursuant to this Section 6.2 or otherwise submitted to Agent shall be deemed to be a representation by Borrower that (i) as of the date of such Compliance Statement, the information and calculations set forth therein are true, accurate and correct, (ii) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such Compliance Statement, or otherwise disclosed in writing to Agent by Borrower, (iii) as of the date of such submission, no Events of Default have occurred or are continuing except as noted in such Compliance Statement or otherwise disclosed in writing to Agent by Borrower, (iv) all representations and warranties other than any representations or warranties that are made as of a specific date in Section 5 are true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement, or otherwise disclosed in writing to Agent by Borrower, (v) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9, and (vi) as of the date of such submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent.

Notwithstanding the foregoing or anything else to the contrary in this Agreement or any other Loan Document, documents required to be delivered under this Section 6.2 (to the extent any such documents are included in materials otherwise filed with the SEC) are deemed to have been delivered on the earliest date on which (y) such documents are posted publicly by the SEC or otherwise, or (z) Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address.

6.3Intentionally Omitted.

6.4Intentionally Omitted.

6.5Taxes; Pensions. Timely file or obtain extensions for filing, and require each of its Subsidiaries to timely file or obtain extensions for filing, all tax returns and reports required to be filed by Borrower or such Subsidiary and timely pay or obtain valid extensions for paying, and require each of its Subsidiaries to timely pay or obtain valid extensions for paying, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except, in each case, pursuant to the terms of Section 5.9 hereof, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6Access to Collateral; Books and Records.

(a)At reasonable times, on ten (10) days’ prior written notice (provided no notice is required if an Event of Default has occurred and is continuing), Agent, or its agents, shall have the right, at reasonable times during Borrower’s normal business hours (provided that if an Event of Default has occurred, the inspection may take place outside of normal business hours if deemed necessary by Agent in its good faith business judgment), to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be conducted no more often than once every twelve (12) months, unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Agent shall determine is necessary. The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge therefor shall be One Thousand Dollars ($1,000) per person per day (or such higher amount as shall represent Agent’s then-current standard charge for the same), plus reasonable documented out-of-pocket expenses.

(b)In the event Borrower and Agent schedule an audit more than eight (8) days in advance, and Borrower cancels or seeks to reschedule the audit with less than eight (8) days written notice to Agent, then (without limiting any of Agent’s rights or remedies) Borrower shall pay Agent a fee of Two Thousand Dollars ($2,000) plus any reasonable documented out-of-pocket expenses incurred by Agent to compensate Agent for the anticipated costs and expenses of the cancellation or rescheduling.

6.7Insurance.

(a)Keep its business and the Collateral insured for risks and in amounts customary for companies of Borrower’s size in Borrower’s industry and location and as Agent may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are reasonably satisfactory to Agent. All property policies shall have a lender’s loss payable endorsement showing Agent as lender loss payee. All liability policies shall show, or have endorsements showing, Agent as an additional insured. Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)Ensure that proceeds payable under any property policy are, at Agent’s option after an Event of Default has occurred and is continuing, payable to Agent on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying up to Five Hundred Thousand Dollars ($500,000) per calendar year, of the proceeds of any insurance policy toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and

(ii) shall be deemed Collateral in which Agent has been granted a first priority security interest subject to Permitted Liens, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent on account of Obligations then due.

(c)If requested by Agent in its good faith business judgment, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Agent, that it will give Agent twenty (20) days (ten (10) days for non-payment of premium) prior written notice before any such policy or policies shall be materially altered or cancelled. If Borrower fails to, in a timely manner, obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Agent, in its good faith business judgment, deems prudent.

6.8Accounts.

(a)Intentionally Omitted.

(b)Intentionally Omitted.

(c)Borrower shall provide Agent five (5) days prior written notice before it or any Guarantor establishes any Collateral Account. Subject to Section 6.15, for each Collateral Account that Borrower or any Guarantor at any time maintains, Borrower shall, within five (5) days of the creation of such account (or such later date as reasonably agreed by Agent), cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Agent (provided that, notwithstanding the foregoing, for any new Collateral Account that is obtained as a result of a Permitted Acquisition, the Borrower shall have thirty (30) days from the date of such Permitted Acquisition to deliver such Control Agreement (or such later date as reasonably agreed by Agent)). The provisions of the previous sentence shall not apply to deposit accounts (i)(A) exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrower as such, which for the avoidance of doubt, shall not, at any time contain cash in excess of two pay periods’ worth of Borrower’s payroll obligations or (B) mentioned in clause (n) of the definition of “Permitted Liens” (such deposit accounts in clauses (i)(A) and (i)(B), collectively, the “Excluded Accounts”) or (ii) any Collateral Account that is located outside the United States of America where a Control Agreement or other appropriate instrument is not required by such jurisdiction to perfect Agent’s Lien in such Collateral Account.

6.9Management Rights.  Borrower shall permit any representative that Agent or the Lenders authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that such examinations shall be limited to no more often than once per fiscal year. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Agent or the Lenders shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and the Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or the Lenders with respect to any business issues shall not be deemed to give Agent or the Lenders, nor be deemed an exercise by Agent or the Lenders of, control over Borrower’s management or policies. For the avoidance of doubt, Borrower shall not be required to disclose or discuss or permit the inspection, examination or making of extracts of, any document, book, record or other matter (i) if access to such information could reasonably be expected to adversely affect the attorney work-product privilege or the attorney-client privilege between Borrower and its counsel with respect to actual or potential litigation, or (ii) if access to such information could reasonably be expected to result in a conflict of interest between Borrower, Agent, and/or the Lenders.

6.10Protection of Intellectual Property Rights. Use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of its Intellectual Property with any material value; (ii) promptly advise Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property with any material value; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent. Together with the delivery of any Compliance Statement required to be delivered pursuant to Section 6.2(d), the Borrower shall provide a list of (a) any Patents, Trademarks, Copyrights or mask works, in each case, that are owned by such Borrower that are registered (or any application of the foregoing filed) by such Borrower with the United States of America Patent and Trademark Office or the United States of America Copyright Office during the period covered by the Compliance Statement and not previously disclosed in writing to the Agent.

6.11Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent with respect to any Collateral or relating to Borrower.

6.12Intentionally Omitted.

6.13Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof and subject to the post-closing period set forth in Section 6.15 with respect to any Subsidiary of Borrower that is located outside the United States of America, within thirty (30) days (or such later date as reasonably agreed by Agent) of the date on which Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), Borrower and such Guarantor shall (a) cause such Subsidiary to provide to Agent a joinder to this Agreement to become a co-borrower hereunder or a Guaranty to become a Guarantor hereunder, together with such appropriate financing statements and/or Control Agreements (to the extent required by Section 6.8(c)), in each case, as applicable, all in form and substance satisfactory to Agent, in its good faith business judgment (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed, acquired or designated Subsidiary), (b) provide to Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such Subsidiary in form and substance reasonably satisfactory to Agent; and (c) provide to Agent all other documentation in form and substance reasonably satisfactory to Agent in its good faith business judgment, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above, in each case, as reasonably requested in writing by Agent (provided that no opinion shall be requested or required from Borrower, any Guarantor or any of their respective Subsidiaries in any jurisdiction where it is not customary for a borrower’s or guarantor’s counsel to provide such an opinion), except, solely with respect to Excluded Subsidiaries, in the cases of (a) and/or (b), to the extent such co-borrowing, requirement to become a Guarantor or interest pledge, would result in material adverse tax consequences to Borrower (as reasonably determined by the Borrower and the Agent); provided, however, that immediately upon any change in the U.S. tax laws that would result in such Subsidiary ceasing to be an Excluded Subsidiary, Borrower shall cause such Subsidiary to comply with the terms of clauses (a) and (b) above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 (other than any of the foregoing that are not executed by the Borrower, including any financing statement) shall be a Loan Document.

6.14Further Assurances. Execute any further instruments and take further action as Agent reasonably requests to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Agent, within five (5) Business Days after the same are sent or received by Borrower, copies of all material correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law, in each case, that could reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower and its Subsidiaries taken as a whole.

6.15Post-Closing Conditions.

(a)As soon as possible, but no later than the date that is thirty (30) days after the Effective Date (or such later date as reasonably agreed by Agent), Borrower shall deliver to Agent, evidence reasonably satisfactory to Agent that the insurance policies and endorsements required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Agent.

(b)For each Collateral Account owned by the Borrower as of the Closing Date, the Borrower shall satisfy the requirements of Section 6.8(c) with respect to such account by the date of the initial Term Loan Advance.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without Agent’s prior written consent:

7.1Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Transfers consisting of Permitted Liens and Permitted Investments; (b) Transfers consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (c) Transfers consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; and (d) Permitted Transfers.

7.2Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto, or a natural extension thereof; (b) liquidate or dissolve; (c) fail to provide notice to Agent of any Key Person departing from or ceasing to be employed by Borrower within ten (10) Business Days after his or her departure from Borrower (provided that any public filing or notice shall constitute notice for purposes of this Section 7.2(c)); or (d) permit or suffer any Change in Control; provided that, notwithstanding the foregoing, the consummation of the De-SPAC Transactions pursuant to the terms of the De-SPAC Agreement shall be permitted.

Borrower shall not, without at least fifteen (15) days prior written notice to Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate or of which Borrower has previously notified Agent of in writing pursuant to this Section 7.2, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization, in each case of clauses (2) through (5), other than pursuant to the terms of the De-SPAC Agreement.  If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of Two Hundred Fifty Thousand Dollars ($250,000) of Borrower’s assets or property, then Borrower will use commercially reasonable efforts for a period of thirty (30) days to cause the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and substance reasonably satisfactory to Agent. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee, and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will use commercially reasonable efforts for a period of thirty (30) days to cause such bailee to execute and deliver a bailee agreement in form and substance reasonably satisfactory to Agent.

7.3Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division), in each case, other than Permitted Acquisitions and the consummation of the De-SPAC Transactions pursuant to the terms of the De-SPAC Agreement. A Subsidiary may (i) merge or consolidate into another Subsidiary or into Borrower or (ii) dissolve or liquidate so long as all of such Subsidiary’s assets are transferred to Borrower.

7.4Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except, in each case, for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (other than Permitted Liens which may have priority over Agent’s Liens in the Collateral in accordance with applicable law).  Borrower shall not agree with any Person other than Agent or the Lenders not to encumber its property other than pursuant to (i) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (ii) customary restrictions on the assignment of leases, licenses and other agreements. Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) customary restrictions on the assignment of leases, subleases, licenses, sublicenses and other agreements.

7.6Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(c) hereof.

7.7Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and make cash payments in lieu of fractional shares in connection with any such conversions, (ii) Borrower may pay dividends solely in common stock, (iii) Borrower may repurchase the stock or other equity interests of current or former employees, consultants or directors (their spouses, trusts, heirs and estates) pursuant to or otherwise in connection with stock repurchase agreements, option agreements or similar agreements (A) so long as an Event of Default does not exist at the time of any such repurchase and would not exist immediately after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year or (B) regardless of whether an Event of Default exists, where the consideration for such repurchase is solely the cancellation of indebtedness owing to Borrower, (iv) Borrower may repurchase stock or other equity interests from employees, consultants or directors in connection with secondary sales where the consideration for such repurchase is the proceeds of the issuance of Borrower’s equity interests consummated immediately prior or substantially contemporaneously with such repurchase, (v) Borrower may pay the premium in respect of any Permitted Bond Hedge Transaction and (vi) each Subsidiary may make distributions or payments to a Borrower or a secured Guarantor so as to enable such Borrower or Guarantor to satisfy any liability with respect to Taxes of the Borrower and its Subsidiaries; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so. Notwithstanding the foregoing, Subsidiaries of Borrower shall be permitted to pay dividends to Borrower or make distributions to Borrower.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit the conversion by holders of (including any payment upon conversion, whether in cash, Common Stock or a combination thereof), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of the Common Stock) or required payment of any interest with respect to, any Permitted Convertible Debt in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt; provided that principal payments in cash (other than cash in lieu of fractional shares) shall only be allowed if the Redemption Conditions are satisfied in respect of such payment and at all times after such payment; provided further that, to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Debt (excluding any required payment of interest with respect to such Permitted Convertible Debt and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment is not offset by an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transactions relating to such Permitted Convertible Debt (including, for the avoidance of doubt, the case where there is no Permitted Bond Hedge Transaction relating to such Permitted Convertible Debt), the payment of such excess cash shall not be permitted by the preceding sentence.

Notwithstanding the foregoing, Borrower may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of Common Stock and/or a different series of Permitted Convertible Debt and/or by payment of cash (in an amount that does not exceed the proceeds received by Borrower from the substantially concurrent issuance of Common Stock and/or Permitted Convertible Debt plus the net cash proceeds, if any, received by Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Debt that is so repurchased, exchanged or converted, Borrower shall exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Debt that are so repurchased, exchanged or converted.

7.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) sales of equity securities in bona fide venture financing transactions or pursuant to simple (SAFE) agreements for future equity, in each case that are not prohibited by Section 7.2, (c) the incurrence of Subordinated Debt, (d) commercially reasonable and customary compensation arrangements with Borrower’s and its Subsidiaries employees, officers, directors and managers approved by Borrower’s or such Subsidiary’s Board of Directors, (e) transactions permitted pursuant to Section 7.1, 7.2, 7.3, 7.4 or 7.7, (f) intercompany services arrangements entered into between Borrower and its Subsidiaries and reviewed and approved by Agent in its reasonable discretion, (g) transactions among any of the Borrowers and/or any of the Guarantors, and (h) transfer pricing, cost plus or similar arrangements between Borrower and its Subsidiaries approved in advance, in writing by Agent in its reasonable discretion; provided that Agent shall, as soon as practicable, but no later than ten (10) Business Days after Agent receives from Borrower a substantially final copy of any proposed transfer pricing, intercompany services or similar arrangement, provide any comments, questions or approval of the same (as appropriate) to Borrower; provided, further, that to the extent Agent fails provide any comments, questions or approval within such ten (10) Business Day period, Agent shall be deemed to have approved any such transfer pricing, intercompany services or similar arrangement.

7.9Debt Payments. (a) Make or permit any payment on any Permitted Convertible Debt or Subordinated Debt, except under the terms of any applicable subordination, intercreditor, or other similar agreement to which any Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, except as expressly permitted under the terms of the applicable subordination, intercreditor or similar agreement to which such Subordinated Debt is subject, or adversely affect the subordination thereof to Obligations owed to Agent.

Notwithstanding anything to the contrary in the foregoing, the issuance of, performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption (including, for the avoidance of doubt, a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of the Common Stock), settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, Common Stock, following a merger event or other change of the Common Stock, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Debt shall not constitute a prepayment of Indebtedness by Borrower for the purposes of this Section 7.9; provided that principal payments in cash (other than cash in lieu of fractional shares) shall only be allowed if the Redemption Conditions are satisfied in respect of such payment and at all times after such payment; provided further that, to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Debt (excluding any required payment of interest with respect to such Permitted Convertible Debt and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transactions relating to such Permitted Convertible Debt (including, for the avoidance of doubt, the case where there is no Permitted Bond Hedge Transaction relating to such Permitted Convertible Debt), the payment of such excess cash shall not be permitted by the preceding sentence.

Notwithstanding the foregoing, Borrower may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of shares of Common Stock and/or a different series of Permitted Convertible Debt and/or by payment of cash (in an amount that does not exceed the proceeds received by Borrower from the substantially concurrent issuance of Common Stock and/or Permitted Convertible Debt plus the net cash proceeds, if any, received by Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Debt that is so repurchased, exchanged or converted, Borrower shall exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Debt that are so repurchased, exchanged or converted.

7.10Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction as defined in ERISA, from occurring or (c) comply with applicable provisions of the Federal Fair Labor Standards Act, the failure of any of the conditions in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower’s business, or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency in excess of One Hundred Thousand Dollars ($100,000).

7.11SBA.  One or more affiliates of Agent have received a license from the U.S. Small Business Administration (“SBA”) to extend loans as a small business investment company (“SBIC”) pursuant to the Small Business Investment Act of 1958, as amended, and the associated regulations (collectively, the “SBIC Act”).  Portions of the Loan to Borrower may be by a Lender that is a SBIC.  Addendum 2 to this Agreement outlines various responsibilities of Agent, each Lender and Borrower associated with a loan made by a SBIC, and such Addendum 2 is hereby incorporated in this Agreement.

7.12Financial Covenants.

(a)Minimum Cash. On and after July 1, 2023, Borrower shall at all times maintain Qualified Cash in an amount equal to or greater than Ten Million Dollars ($10,000,000) plus the Qualified Cash A/P Amount.  Compliance with this Section 7.12(a) shall be waived so long as Borrower maintains a valuation of at least Two Hundred and Fifty Million Dollars ($250,000,000), determined based on Borrower’s public closing price per share (as quoted by Bloomberg L.P. or such other inter-dealer quotation system reasonably acceptable to Agent) multiplied by the fully diluted shares outstanding (i.e. “market capitalization”).

(b)Revenue. For each fiscal quarter beginning after the date that is six (6) months after the first date on which any Tranche 3 Advance is made, Borrower shall achieve trailing six-month revenue (determined in accordance with GAAP) in an amount equal to or greater than 60% of trailing-six-month revenue (determined in accordance with GAAP) for such period forecasted in Borrower’s board approved annual operating plan that is deemed reasonably acceptable to the Agent.

(c)Permitted Convertible Debt.  If Borrower makes cash payment in respect of Permitted Convertible Debt subject to satisfaction of the Redemption Conditions, Borrower shall, at all times thereafter, maintain Qualified Cash in the amount required by the defined term “Redemption Conditions”.

7.13Excluded Subsidiary Voting Rights.  Amend or modify or permit any Subsidiary to amend or modify any governing document of any Excluded Subsidiary, the effect of which is to require a vote of greater than 50.1% of the equity interests or voting rights of such entity for any decision or action of such entity.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date); provided that, notwithstanding the foregoing in this Section 8.1, an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operation error of Agent or any Lender (or any failure to auto-debit Borrower’s deposit accounts pursuant to the terms of this Agreement to the extent Agent or any Lender fails to notify Borrower of the intention not to initiate such auto-debit at least five (5) Business Days prior to the applicable payment date) or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2Covenant Default.

(a)Borrower fails or neglects to perform any obligation in Sections 6.1(c), 6.2, 6.5, 6.6, 6.7, 6.8, or 6.14 or violates any covenant in Section 7; or

(b)Borrower or Guarantor fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in clause (a) above) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower or Guarantor be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower or Guarantor shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3Material Adverse Change. A circumstance has occurred that could reasonably be expected to have a Material Adverse Change.

8.4Attachment; Levy; Restraint on Business.

(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) in excess of Two Hundred Fifty Thousand Dollars ($250,000), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)(i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5Insolvency. (a) Borrower and its Subsidiaries (taken as a whole on a consolidated basis) are unable to pay their debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6Other Indebtedness. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000); provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Agent receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Agent has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Agent be materially less advantageous to Borrower;

8.7Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) Business Days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8Misrepresentations. Borrower or Guarantor or any Person acting for Borrower or Guarantor makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent in connection with this Agreement or any Loan Document or to induce Agent to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9Subordinated Debt. Any document, instrument, or agreement evidencing the subordination of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

8.10Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations (subject to any applicable grace or cure periods); (c) any circumstance described in Sections 8.4, 8.5, 8.6, 8.7 or 8.8 of this Agreement occurs with respect to any Guarantor, or (d) the death, liquidation, winding up, or termination of existence of any Guarantor (provided that a Guarantor may liquidate, wind up or terminate so long as its assets are transferred to another Guarantor or to Borrower);

8.11Convertible Debt Hedging Transactions. Any early payment is required or unwinding or termination occurs with respect to any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, or any condition giving rise to the foregoing is met, in each case, with respect to which Borrower or its Affiliate is the “affected party” or “defaulting party” under the terms of such Permitted Bond Hedge Transaction or Permitted Warrant Transaction if a Material Adverse Change could reasonably be expected to result from such early payment, unwinding or termination; or

8.12De-SPAC Transactions.

(a)The De-SPAC Effective Date shall not have occurred on or prior to December 31, 2021, or

(b)The termination of the De-SPAC Agreement (except in accordance with its terms after the consummation of the DE-SPAC Transactions).

9	RIGHTS AND REMEDIES

9.1Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent may, or solely with respect to clause (b) any Lender may, without notice or demand, do any or all of the following:

(a)declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent);

(b)stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent or such Lender;

(c)verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, and notify any Person owing Borrower money of Agent’s security interest in such funds. Borrower shall collect all payments in trust for Agent and, if requested by Agent, immediately deliver the payments to Agent in the form received from the Account Debtor, with proper endorsements for deposit;

(d)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge by Borrower, to exercise any of Agent’s rights or remedies;

(e)apply to the outstanding Obligations (including any Obligations accelerated in accordance with this Section 9.1 and pursuant to the Code) any (i) balances and deposits of Borrower it holds (other than the Excluded Accounts, which, for the avoidance of doubt shall not contain (in the aggregate) more than two pay periods’ worth of Borrower’s payroll obligations), or (ii) amount held by Agent owing to or for the credit or the account of Borrower;

(f)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Agent’s benefit;

(g)deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h)demand and receive possession of Borrower’s Books; and

(i)exercise all rights and remedies available to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2Power of Attorney. Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable solely following the occurrence and during the continuance of an Event of Default, to (i) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent chooses); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Agent or a third party as the Code permits; (vi) receive, open and dispose of mail addressed to Borrower; (vii) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; and (viii) notify all Account Debtors to pay Agent directly. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral, solely following the occurrence and during the continuance of an Event of Default, until all Obligations (other than inchoate indemnification or reimbursement obligations and other obligations which, by their terms, survive termination of this Agreement) have been satisfied in full and the Loan Documents have been terminated. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnification or reimbursement obligations and other obligations which, by their terms, survive termination of this Agreement) have been fully repaid and performed and the Loan Documents have been terminated.

9.3Protective Payments. If Borrower fails to timely obtain the insurance called for by Section 6.7 or fails to timely pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

9.4Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Agent (on behalf of the Lenders) shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Agent shall pay any surplus to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to the Lenders for any deficiency. If Agent, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the

Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.

9.5Agent’s Liability for Collateral. So long as Agent complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Agent, Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. So long as Agent complies with reasonable banking practices, Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6No Waiver; Remedies Cumulative. Agent’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent has all rights and remedies provided under the Code, by law, or in equity. Agent’s exercise of one right or remedy is not an election and shall not preclude Agent from exercising any other remedy under this Agreement or any other Loan Document or other remedy available at law or in equity, and Agent’s waiver of any Event of Default is not a continuing waiver. Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

9.8Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. To the fullest extent permitted by applicable law, each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Agent to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Agent may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating a Borrower to the rights of Agent under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.8, such Borrower shall hold such payment in trust for Agent and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Agent or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	BETTER THERAPEUTICS, INC.
548 Market Street, #49404
San Francisco, CA 94104
Attention: Kevin Appelbaum
E-mail: Kevin@bettertx.com

With a copy to (which shall
not be deemed to constitute
notice):	Goodwin Procter LLP
520 Broadway, Suite 500
Santa Monica, CA 90401
Attn: Kristopher Ring
Email: KRing@goodwinlaw.com

If to Agent:	HERCULES CAPITAL, INC.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Attn: Legal Department
Email: legal@htgc.com

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Except to the extent otherwise set forth in the Loan Documents, each party hereto submits to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12	GENERAL PROVISIONS

12.1Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Agent. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination. No termination of this Agreement shall in any way affect or impair any right or remedy of Agent, nor shall any such termination relieve Borrower of any Obligation to Agent, until all of the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid and performed in full. Those Obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination and payment in full of the Obligations then outstanding.

12.2Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. As long as no Event of Default has occurred and is continuing, Agent and the Lenders shall not assign, transfer, or endorse its rights hereunder and under the other Loan Documents to a Direct Competitor or to any other Person without Borrower’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) and all of such rights shall inure to the benefit of Agent’s and the Lenders’ successors and permitted assigns; provided, however, notwithstanding the foregoing, in all cases regardless of whether an Event of Default has occurred and is continuing, any transfer to an Affiliate of any Lender or Agent shall be allowed without prior notice to Borrower. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as Agent reasonably shall require, and (ii) in connection with any sale, transfer, pledge or assignment permitted under this Section 12.2 by Agent or any Lender, Agent or such Lender (as applicable) agrees to provide prior written notice thereof to Borrower. Any prohibited assignment or transfer by any Person of its rights or obligations under this Agreement or any other Loan Document shall be absolutely null and void ab initio. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lender(s), and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loan Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lender(s) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.3Indemnification. Borrower agrees to indemnify, defend and hold Agent and each Lender and each of their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Agent or any Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or reasonable documented out-of-pocket expenses (including the Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Agent, the Lenders and Borrower contemplated by the Loan Documents (including reasonable documented out-of-pocket attorneys’ fees and expenses), except for Claims and/or losses directly caused by any Indemnified Person’s gross negligence or willful misconduct.  This Section 12.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Agent provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Agent and Borrower.

12.7Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, or release, or consent to the transfer of, any Collateral shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents. In the event any provision of any other Loan Document is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall exclusively control.

12.8Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9Confidentiality. In handling any confidential information, Agent and each Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Agent’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Agent, collectively, “Agent Entities”) provided that Agent insures that such Agent Entities are informed of the confidential nature of such information and instructed to maintain the confidentiality of such information; (b) to prospective transferees or purchasers of any interest in the Credit Extensions that are permitted by Section 12.2 (provided, that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as those in this Section); (c) as required by law, regulation, subpoena, or other order; (d) to Agent’s or such Lender’s regulators or as otherwise required in connection with Agent’s or such Lender’s examination or audit; (e) as Agent or such Lender considers appropriate in exercising remedies under the Loan Documents; (f) to third-party service providers of Agent or such Lender so long as such service providers have executed a confidentiality agreement with Agent or such Lender with terms no less restrictive than those contained herein; and (g) to any investor or potential investor (and each of their respective Affiliates or clients) in Agent or the Lenders (or each of their respective Affiliates) to the extent such investor or potential investor has executed a confidentiality agreement with Agent or such Lender with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Agent’s or such Lender’s possession when disclosed to Agent or such Lender, or becomes part of the public domain (other than as a result of its disclosure by Agent or such Lender in violation of this Agreement) after disclosure to Agent or such Lender; or (ii) disclosed to Agent or such Lender by a third party, if Agent or such Lender does not know that the third party is prohibited from disclosing the information.

Agent Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Agent arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12Right of Setoff. Borrower hereby grants to Agent a Lien and a right of setoff as security for all Obligations to the Lenders, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of Agent (including a subsidiary of Agent) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent may setoff the same or any part thereof and apply the same to any Obligation of Borrower then due (including any Obligations accelerated by Agent in accordance with Agent’s rights hereunder) and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.13Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17Patriot Act. Agent hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and each of its Subsidiaries, which information includes the names and addresses of Borrower and each of its Subsidiaries and other information that will allow Agent and the Lenders, as applicable, to identify Borrower and each of its Subsidiaries in accordance with the USA PATRIOT Act.

12.18Right to Invest. Subject to compliance with any applicable Requirement of Law, Borrower shall use commercially reasonable efforts to facilitate Hercules Capital, Inc. or its designated Affiliate(s) to participate in any Subsequent Financing in an amount of up to $5,000,000 on the same pricing and similar terms afforded to others participating in any such Subsequent Financing.

12.19De-SPAC Transactions.12.20 Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, it is understood and agreed that (i) the consummation of the De-SPAC Transactions pursuant to the terms of the De-SPAC Agreement shall be permitted and (ii) the completion of such transactions shall not result in a default or an Event of Default hereunder or under any other Loan Document.

12.21Agency. Agent and each Lender hereby agree to the terms and conditions set forth on Addendum 3 attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Addendum 3 attached hereto.

12.22Permitted Convertible Debt. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, in each case, other than upon the conversion of any such Indebtedness, at which time there shall be no Indebtedness accounted for the converted portion thereof. For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Debt shall at all times be valued at the full stated principal amount thereof, in each case, other than upon the conversion of any such Permitted Convertible Debt, at which time, no Indebtedness amount shall be assigned thereto or accounted for the converted portion thereof.

13	DEFINITIONS

13.1Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit D, which account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the equity interests of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of Borrower, or (c) the acquisition of, or the right to use, develop or sell (in each case, including through licensing), any product, product line or Intellectual Property of or from any other Person.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” is defined in the preamble hereof.

“Agent Entities” is defined in Section 12.9.

“Agreement” is defined in the preamble hereof.

“Amortization Date” means March 1, 2023; provided however, that if Borrower (i) shall have achieved the Tranche 2 Milestone on or before February 15, 2023, and (ii) has elected to the extended amortization and maturity period in Borrower’s discretion, then the “Amortization Date” shall mean September 1, 2023; provided further, that if Borrower (i) shall have achieved the Tranche 3 Milestone on or before August 15, 2023, and (ii) has elected to the extended amortization and maturity period in Borrower’s discretion, then the “Amortization Date” shall mean September 1, 2024.

“Annual Financial Statements” is defined in Section 6.2(f).

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Credit Extension request, on behalf of Borrower.

“Board” is Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent may conclusively rely on such certificate unless and until such Person shall have delivered to Agent a further certificate cancelling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which banking institutions in the State of California are closed for business.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code.

“CFC Holdco” means any Subsidiary that has no material assets other than capital stock or other equity interests (or equity interests and debt interests) of one or more other Subsidiaries that are CFCs or CFC Holdcos.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than any owner or holder of any equity interests of Borrower as of the Effective Date), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of thirty-five percent (35%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis); or (b) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement and Liens incurred in connection with Subordinated Debt). In addition, the occurrence of any “change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term under and as defined in any indenture governing any Permitted Convertible Debt shall constitute a “Change in Control”. Notwithstanding the foregoing, the De-SPAC Transactions pursuant to the terms of the De-SPAC Agreement shall not constitute a “Change in Control” hereunder.

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Common Stock” means the Common Stock of the ultimate parent of Borrower.

“Compliance Statement” is that certain statement in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.  For the avoidance of doubt, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction will be considered a Contingent Obligation of Borrower.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan Advance, amount utilized for cash management services, or any other extension of credit by the Lenders for Borrower’s benefit.

“Cross-Default Reference Obligation” has the meaning assigned to such term in the definition of “Permitted Convertible Debt.”

“De Novo Classification Request” means a request for de novo classification of a medical device, submitted to the FDA pursuant to Section 513(f)(2) of the Federal Food, Drug, and Cosmetic Act.

“De-SPAC Agreement” is that certain Agreement and Plan of Merger, dated as of April 6, 2021, by and among Mountain Crest Acquisition Corp. II, a Delaware corporation, MCAD Merger Sub Inc., a Delaware corporation, and Borrower, as amended, restated, supplemented or otherwise modified from time to time in a manner not adverse to the Lenders.

“De-SPAC Effective Date” means the “Effective Date” (under and as defined in the De-SPAC Agreement) of the De-SPAC Transactions.

“De-SPAC Transactions” means the transactions contemplated by the De-SPAC Agreement.

“Default Rate” is defined in Section 2.5(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Direct Competitor” means any Person (whether as an operating company or direct or indirect parent with voting control over such operating company) that is a direct competitor of the Borrower (or a vulture fund or distressed debt fund) that is identified in writing to the Agent by the Borrower; provided that (A) any written notice delivered hereunder shall not have retroactive effect to disqualify an entity in respect of any prior allocation, assignment or participation and (B) the effect of any written notice of designation hereunder shall not take effect until three (3) full Business Days after receipt of such written notice by the Agent.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Due Diligence Fee” is defined in Section 2.6(d).

“Effective Date” is defined in Section 3.1.

“End of Term Charge” is, without duplication, (x) with respect to any prepayment of any outstanding Term Loan Advance, 5.95% of such outstanding Term Loan Advance being repaid and (y) with respect to the repayment in full of all outstanding Term Loan Advances, an amount equal to (i) the greater of (a) $892,500 and (b) 5.95% of the aggregate outstanding Term Loan Advances minus (ii) the amount of all prior End of Term Charge payments made in accordance with the preceding clause (x).  For the avoidance of doubt, the aggregate amount of all End of Term Charge payments hereunder shall be the greater of (a) $892,500 and (b) 5.95% of the aggregate outstanding Term Loan Advances.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” is defined in Section 6.8(c).

“Excluded Subsidiary” means each direct and indirect Subsidiary of the Borrower that is a CFC or a CFC Holdco; provided that (i) the pledge of all of the equity interests of such Subsidiary as Collateral, (ii) the guarantee by such Subsidiary of the Obligations or (iii) the execution of a joinder agreement by such Subsidiary, would result in material adverse tax consequences to the Borrower (as reasonably determined by the Borrower and the Agent).

“Expenses” are Agent’s and the Lenders’ reasonable and documented out-of-pocket fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable and documented out-of-pocket attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses and, in addition, any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Agent and the Lenders after the Effective Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or the Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

“FDA” means The United States Food and Drug Administration, or any successor thereto.

“Financial Statement Repository” is each of Agent’s email addresses listed in Section 10 or such other means of collecting information approved and designated by Agent after providing notice thereof to Borrower from time to time.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Agent.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.  For the avoidance of doubt, no Permitted Warrant Transaction shall be considered Indebtedness of the Borrower.

“Indemnified Person” is defined in Section 12.3.

“Initial Facility Charge” means Two Hundred Twelve Thousand Five Hundred Dollars ($212,500), which is payable (without duplication) to the Lenders in accordance with Section 2.6(a) and Section 3.3(d).

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)its Copyrights, Trademarks and Patents;

(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)any and all source code;

(d)any and all design rights;

(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), any loan, advance or capital contribution to any Person and any Acquisition.

“Key Person” is Borrower’s Chief Executive Officer. Kevin Appelbaum is the Chief Executive Officer of Borrower as of the Effective Date.

“Lenders” is defined in the preamble hereof.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan” means the Term Loan Advances made under this Agreement.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Pledge Agreement, the ACH Authorization, each guaranty, joinder agreement, general security deed, specific security deed, security agreement and pledge agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Agent, in each case, that are related to this Agreement or the Term Loan Advances, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or financial condition of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maximum Term Loan Amount” is Fifty Million Dollars ($50,000,000).

“Monthly Financial Statements” is defined in Section 6.2(b).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Expenses, the Prepayment Charge, the Initial Facility Charge, the Tranche 3 Facility Charge (if applicable), the Tranche 4 Facility Charge (if applicable), the Due Diligence Fee, the End of Term Charge, and other amounts Borrower owes Agent or any Lender now or later, in each case, under this Agreement or the other Loan Documents, including, without limitation, all interest accruing after Insolvency Proceedings begin.

“Operating Documents” are, for any Person, such Person’s articles of incorporation, formation or organization (or similar document), as applicable, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) Business Day of each month.

“Payment/Advance Form” is that certain form in the form attached hereto as Exhibit C.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisition” means any Acquisition which is consented to by the Agent in its sole discretion.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following a merger event or other change of the Common Stock) purchased by Borrower in connection with the issuance of any Permitted Convertible Debt and as may be amended in accordance with its terms; provided that, the net purchase price of any such call option transaction less the amount received by Borrower in respect of any Permitted Warrant Transaction in connection with such issuance of Permitted Convertible Debt shall not exceed 15% of the gross proceeds to Borrower from such issuance of Permitted Convertible Debt; provided further that the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined in good faith by the board of directors of the Borrower or a committee thereof.

“Permitted Convertible Debt” means Indebtedness of the Borrower that is convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of shares of Common Stock (or other securities or property following a merger event or other change of the Common Stock), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such Common Stock or such other securities); provided that such Indebtedness shall (a) not require any scheduled amortization or otherwise require payment of principal prior to, or have a scheduled maturity date, earlier than, one hundred eighty (180) days after the Term Loan Maturity Date, (b)  be unsecured, (c) be on terms and conditions customary for Indebtedness of such type, as determined in good faith by the board of directors of the Borrower or a committee thereof, (d) not be guaranteed by any Subsidiary of Borrower and (e) (i) contain usual and customary subordination terms for underwritten offerings of senior subordinated convertible notes and (ii) specifically designate this Agreement and all Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in the preceding clause (i) specifically refer to such notes as being subordinated to the Obligations pursuant to such subordination terms; provided further, that any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of Borrower (or any of its Subsidiaries) (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least thirty (30) calendar days (after written notice to the issuer of such Indebtedness by the trustee or to such issuer and such trustee by holders of at least 25% in aggregate principal amount of such Indebtedness then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision.

“Permitted Indebtedness” is:

(a)Borrower’s Indebtedness to Agent or the Lenders under this Agreement and the other Loan Documents;

(b)Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c)Subordinated Debt;

(d)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g)(i) Indebtedness of Borrower or any secured Guarantor to any other Borrower or secured Guarantor hereunder, (ii) Indebtedness of any Subsidiaries that are not Borrowers or secured Guarantors hereunder to Borrower and/or a secured Guarantor in an aggregate outstanding principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000), and (iii) Indebtedness of any Subsidiary that is not a Borrower or secured Guarantor hereunder to another Subsidiary that is not a Borrower or secured Guarantor hereunder;

(h)To the extent constituting Indebtedness, without duplication of any items specifically set forth in this definition of Permitted Indebtedness, Permitted Investments;

(i)Indebtedness in respect of performance bonds, bid bonds, appeal bonds and surety bonds in each case provided in the ordinary course of business;

(j)(i) up to Two Hundred Fifty Thousand Dollars ($250,000) of unsecured Indebtedness in connection with corporate credit cards and letters of credit, and (ii) up to Five Hundred Thousand Dollars ($500,000) of Indebtedness in connection with corporate credit cards and letters of credit that are secured by Liens on corresponding amounts of cash collateral (such cash Collateral not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any time) and Liens on any deposit accounts and securities accounts in which such cash Collateral is held;

(k)Indebtedness in respect of netting services, overdraft protections and other customary bank products or otherwise in connection with deposit accounts in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000);

(l)other Indebtedness not otherwise permitted hereunder not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding;

(m)Permitted Convertible Debt not to exceed Two Hundred Fifty Million Dollars ($250,000,000) in aggregate principal amount at any one time outstanding;

(n)guarantees of Permitted Indebtedness;

(o)to the extent constituting Indebtedness, Permitted Investments;

(p)paycheck protection program loans as in effect on the Effective Date and disclosed in the Perfection Certificate; and

(q)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (l) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;

(b)(i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendments thereto) have been approved in advance, in writing, by Agent; provided that Agent shall, as soon as practicable, but no later than ten (10) Business Days after Agent receives from Borrower, a substantially final copy of any proposed amendment to Borrower’s investment policy, provide any comments, questions or approval of the same (as appropriate) to Borrower; provided, further, that to the extent Agent fails to provide any comments, questions or approval within such ten (10) Business Day period, Agent shall be deemed to have approved any such investment policy;

(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)Investments consisting of deposit accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 6.8(c) of this Agreement) in which Agent, to the extent required pursuant to Section 6.8, has a first priority perfected security interest;

(e)Investments accepted in connection with Transfers permitted by Section 7.1;

(f)Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g)Investments (i) by Borrower or any secured Guarantor in any other Borrower or secured Guarantor, (ii) by any Subsidiary that is not a Borrower or secured Guarantor in Borrower or any secured Guarantor, or (iii) by Borrower or any secured Guarantor in any Subsidiaries that are not Borrowers or secured Guarantors not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year;

(h)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;

(i)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary;

(k)joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year; and

(l)Investments consisting of the formation and ownership of equity interests in Subsidiaries subject, at all times, to the requirements set forth in Section 6.13 hereof;

(m)Investments permitted pursuant to clauses (b), (g), (m) and (n) of the definition of Permitted Indebtedness;

(n)Permitted Acquisitions;

(o)the consummation of the De-SPAC Transactions pursuant to the terms of the De-SPAC Agreement;

(p)Borrower’s entry into (including payments of premiums in connection therewith), and the performance of obligations under, any Permitted Bond Hedge Transactions and Permitted Warrant Transactions in accordance with their terms;

(q)to the extent constituting Investments, Permitted Indebtedness, Permitted Liens and Permitted Transfers; and

(r)Investments not otherwise permitted in an aggregate amount of not more than Five Hundred Thousand Dollars ($500,000) in each fiscal year.

“Permitted Liens” are:

(a)(i) Liens existing on the Effective Date which are shown on the Perfection Certificate or (ii) Liens in favor of Agent or the Lenders arising under this Agreement or the other Loan Documents;

(b)Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books;

(c)purchase money Liens and capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate amount outstanding (without duplication of clause (a)(i) above in this definition), or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest therein;

(g)licenses and sublicenses permitted in the definition of Permitted Transfers;

(h)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(i)Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that (i) to the extent required pursuant to Section 6.8, Agent has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts (ii) such accounts are permitted to be maintained pursuant to Section 6.8(c) of this Agreement;

(j)Deposits to secure the performance of bids, statutory obligations, surety and appeal bonds, in each case, incurred in the ordinary course of business;

(k)the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens);

(l)Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, and landlords arising and imposed without enforcement action of such parties;

(m)[Reserved];

(n)Liens of financial institutions on up to Five Hundred Thousand Dollars ($500,000) in the aggregate of Borrower’s or its Subsidiaries’ cash (in addition to Liens on any deposit accounts in which such cash is held) securing corporate credit card obligations and letters of credit of Borrower or its Subsidiaries; and

(o)Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (n), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Permitted Transfers” means:

(a)Transfers of Inventory in the ordinary course of business;

(b)Licenses, sublicenses and similar arrangements for the use of Intellectual Property in the ordinary course of business that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory or may be exclusive as to territory but only as to discreet geographical areas outside of the United States of America in the ordinary course of business (collectively, “Permitted Licenses”);

(c)Transfers (i) between Borrower and secured Guarantors and (ii) from any Subsidiary of Borrower that is not a Guarantor to Borrower or any secured Guarantor;

(d)Transfers of worn-out, obsolete or surplus Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower;

(e)Leases and subleases of property in the ordinary course of business;

(f)to the extent constituting Transfers, Permitted Liens, Permitted Indebtedness and Permitted Investments; and

(g)other Transfers of assets having a fair market value of not more than Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Common Stock (or other securities or property following a merger event or other change of the Common Stock) and/or cash (in an amount determined by reference to the price of such Common Stock) sold by Borrower substantially concurrently with any purchase by Borrower of a related Permitted Bond Hedge Transaction and as may be amended in accordance with its terms; provided that (x) that the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined in good faith by the board of directors of the Borrower or a committee thereof and (y) such call option transaction would be classified as an equity instrument in accordance with GAAP.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PIPE Transaction” means the transactions contemplated by the “PIPE Subscription Agreements” (as defined in the De-SPAC Agreement).

“Pledge Agreement” means the Pledge Agreement dated as of the Effective Date between Borrower and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Prepayment Charge” is defined in Section 2.3(c).

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Qualified Cash” means the amount of Borrower’s cash and Cash Equivalents held in accounts subject to a Control Agreement in favor of Agent.

“Qualified Cash A/P Amount” means the amount of Borrower’s and its Subsidiaries’ accounts payable that have not been paid within one hundred twenty (120) days from the invoice date of the relevant account payable.

“Quarterly Financial Statements” is defined in Section 6.2(c).

“Redemption Conditions” means, with respect to any payment of cash in respect of the principal amount of any Permitted Convertible Debt, satisfaction of each of the following events: (a) no Event of Default shall exist or result therefrom, and (b) both immediately before and at all times after such redemption, Borrower’s Qualified Cash shall be no less than 150% of the outstanding Obligations.

“Register” is defined in Section 12.2.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Repayment Charges” is defined in Section 2.6(f).

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“SBA” has the meaning given to it in Section 7.11.

“SBA Funding Date” means each date on which a Lender which is an SBIC funds any portion of the Term Loan Advances.

“SBIC” has the meaning given to it in Section 7.11.

“SBIC Act” has the meaning given to it in Section 7.11.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness under this Agreement and any Loan Document (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent, in its good faith business judgment, entered into between Agent and the other creditor), on terms acceptable to Agent, in its good faith business judgment.

“Subsequent Financing” means any equity offering broadly marketed to multiple investors after the closing of the De-SPAC Transaction (which shall not include an at-the-market offering or bought deal).

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Term Loan Advance” and “Term Loan Advances” are each defined in Section 2.3(a) of this Agreement.

“Term Loan Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan Interest Rate” means for any day a floating per annum rate of interest equal to the greater of either (a) 8.95% or (b) (i) 8.95% plus (ii) the Prime Rate minus (iii) 3.25%.

“Term Loan Maturity Date” means August 1, 2025; provided however, that if (i) the Amortization Date has been extended to September 1, 2024 and (ii) Borrower has elected to the extended amortization and maturity period in Borrower’s discretion, then the “Term Loan Maturity Date” shall mean February 1, 2026; provided further that if such day is not a Business Day, the Term Loan Maturity Date shall be the immediately succeeding Business Day.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Tranche 1 Advance” has the meaning given to it in Section 2.3(a)(i).

“Tranche 1 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche 1 Commitment” opposite such Lender’s name on Schedule 1.1.

“Tranche 1 Draw Period” means the period beginning on the achievement of the Tranche 1 Milestone and continuing through the earlier of (a) June 15, 2022 and (b) the occurrence of an Event of Default that continues.

“Tranche 1 Milestone” means that Borrower has provided evidence reasonably satisfactory to Agent that each of the PIPE Transaction and the De-SPAC Transactions, in each case, pursuant to the terms of the De-SPAC Agreement in effect as of the Effective Date, have closed and Borrower has received the proceeds thereunder (and such funds have been deposited into an account subject to a Control Agreement subject to Agent’s verification), in each case pursuant to the terms of the De-SPAC Agreement in effect as of the Effective Date;

“Tranche 2 Advance” has the meaning given to it in Section 2.3(a)(ii).

“Tranche 2 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche 2 Commitment” opposite such Lender’s name on Schedule 1.1.

“Tranche 2 Draw Period” means the period beginning on the achievement of the Tranche 2 Milestone and continuing through the earlier of (a) September 15, 2022 and (b) the occurrence of an Event of Default that continues.

“Tranche 2 Milestone” means that Borrower has: (a) announced positive primary and secondary endpoint results from the BT-001 Pivotal Trial, clinicaltrial.gov identifier #NCT04886388, sufficient to submit a De Novo Classification Request to the FDA seeking authorization to market BT-001 in the United States for the improvement of glycemic control in patients with type 2 diabetes as the next step in development, without conducting any additional clinical trials; and (b) initiated a pivotal trial evaluating the safety and efficacy of a product candidate in an indication outside of what is used to satisfy clause (a) (i.e., not relating to type 2 diabetes).

“Tranche 3 Advance” has the meaning given to it in Section 2.3(a)(iii).

“Tranche 3 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche 3 Commitment” opposite such Lender’s name on Schedule 1.1.

“Tranche 3 Draw Period” means the period beginning on the achievement of the Tranche 3 Milestone and continuing through the earlier of (a) June 15, 2023 and (b) the occurrence of an Event of Default that continues.

“Tranche 3 Facility Charge” means, Fifty Thousand Dollars ($50,000), which is payable (if ever) to the Lenders in accordance with Section 3.3(d).

“Tranche 3 Milestone” means that Borrower has: (a) announced that the FDA has granted Borrower’s De Novo Classification Request for BT-001, authorizing the marketing of BT-001 for the improvement of glycemic control in patients with type 2 diabetes, and (b) received after the De-SPAC Effective Date and prior to March 15, 2023, at least Forty Million Dollars ($40,000,000) in unrestricted (including, not subject to any redemption, clawback, escrow or similar encumbrance or restriction, but other than (and allowing for) any Liens permitted by clause (a)(ii) and clause (i) of the definition of “Permitted Liens”) net cash proceeds from one or more new bona fide equity financings (excluding any proceeds raised in connection with (A) the PIPE Transaction and the De-SPAC Transactions and (B) sales of equity securities in bona fide venture financing transactions or pursuant to simple (SAFE) agreements for future equity).

“Tranche 4 Advance” has the meaning given to it in Section 2.3(a)(iv).

“Tranche 4 Facility Charge” means One Hundred Twelve Thousand Five Hundred Dollars ($112,500), which is payable (if ever) to the Lenders in accordance with Section 3.3(d).

“Transfer” is defined in Section 7.1.

[Balance of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

BETTER THERAPEUTICS, INC.

By:	/s/ Kevin Appelbaum
Name:	Kevin Appelbaum
Title:	President

[Signature Page to Loan and Security Agreement]

AGENT:

HERCULES CAPITAL, INC.

By:	/s/ Zhuo Huang
Name:	Zhuo Huang
Title:	Associate General Counsel

LENDERS:

HERCULES CAPITAL, INC.

By:	/s/ Zhuo Huang
Name:	Zhuo Huang
Title:	Associate General Counsel

HERCULES CAPITAL IV, L.P.,
a Delaware limited partnership

By:	Hercules Technology SBIC
Management, LLC, its General Partner

By:	Hercules Capital, Inc., its Manager

By:	/s/ Zhuo Huang
Name:	Zhuo Huang
Its:	Associate General Counsel

HERCULES PRIVATE GLOBAL VENTURE
GROWTH FUND I L.P.,
a Delaware limited partnership

By:	Hercules Private Global Venture
Growth Fund GP I LLC, its General Partner

By:	Hercules Adviser LLC, its sole member

By:	/s/ Melanie Grace
Name:	Melanie Grace
Its:	Authorized Signatory

[Signature Page to Loan and Security Agreement]

SCHEDULE 1.1

TERM LOAN COMMITMENTS

LENDER	Tranche 1 Commitment	Tranche 2 Commitment	Tranche 3 Commitment	Tranche 4	TERM LOAN COMMITMENT
HERCULES CAPITAL, INC.	$0	$0	$1,850,000	$12,000,000	$13,850,000
HERCULES CAPITAL IV, L.P.	$12,000,000	$8,000,000	$6,150,000	$0	$26,150,000
HERCULES PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.	$3,000,000	$2,000,000	$2,000,000	$3,000,000	$10,000,000
TOTAL TERM LOAN COMMITMENTS:	$15,000,000	$10,000,000	$10,000,000	$15,000,000*	$50,000,000*

*Funding of Tranche 4 is subject to approval by Lenders’ investment committee in its sole discretion.

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (excluding Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing; provided, however, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”).  Notwithstanding the foregoing and subject to clause (c) of the paragraph directly below, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.

Notwithstanding the foregoing, the Collateral does not include: (a) rights held under a lease or license that are not assignable by their terms without the consent of the lessor/licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); (b) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Agent, (c) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use of an intent-to-use trademark application pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) such intent-to-use application shall constitute Collateral, (d) the Excluded Accounts and (e) more than 65% of the voting equity interests of any Excluded Subsidiary (provided, however, that immediately upon any change in the U.S. tax laws that would allow the pledge of a greater percentage of such voting equity interests without material adverse tax consequences to the Borrower, the Collateral shall automatically and without further action required by, and without notice to, any Person include such greater percentage of voting equity interests of such Subsidiary from that time forward).

EXHIBIT B

COMPLIANCE STATEMENT

Hercules Capital, Inc. (as “Agent”)

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

[DATE]

Reference is made to that certain Loan and Security Agreement dated August 18, 2021 and the Loan Documents (as defined therein) entered into in connection with such Loan and Security Agreement all as may be amended from time to time on or prior to the date hereof (hereinafter referred to collectively as the “Loan Agreement”) by and among Hercules Capital, Inc. (the “Agent”), the several banks and other financial institutions or entities from time to time party thereto (collectively, the “Lender”), BETTER THERAPEUTICS, INC., a Delaware corporation (together with its Subsidiaries that join the Loan Agreement as “Borrowers” after the Effective Date, individually and collectively, jointly and severally, “Company”), as Borrower (together with any Subsidiaries of the Company that join the Loan Agreement as Borrower). All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Authorized Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies as of the date set forth above, in such officer capacity but not in any individual capacity, that (a) except as noted below, the representations and warranties in the Loan Agreement are true and correct in all material respects on the date of this Compliance Statement; provided, however, that such materiality qualifier is not applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date are true and correct in all material respects as of such date, (b) in accordance with the terms and conditions of the Loan Agreement, except as noted below, no Event of Default has occurred and is continuing under the Loan Agreement, and (c) the attached financial statements are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year-end adjustments).

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Monthly Financial Statements	Monthly within 30 days	☐

Quarterly Financial Statements	Quarterly within 45 days	☐

Audited Financial Statements	FYE within 180 days	☐

ACCOUNTS OF BORROWER AND ITS SUBSIDIARIES AND AFFILIATES

The undersigned, solely in an officer capacity and not in any individual capacity, hereby also confirms that, as of the date hereof, the below disclosed deposit accounts and securities accounts represent all deposit accounts and securities accounts of each Borrower and Guarantor, as applicable, from the last time a Compliance Statement was delivered to Agent (or, to the extent of a later date, such date the last update of deposit accounts and securities accounts of the Borrowers and Guarantors was delivered to Agent).

BORROWER Name/Address:	Account #	Financial Institution	Account Type (Deposit / Securities)	Purpose of Account
1.
2.
3.
4.
5.
6.
7.

The undersigned, solely in an officer capacity and not in any individual capacity, hereby also confirms that, as of the date hereof, the following constitute all Patents, Trademarks, Copyrights or mask works, in each case, that are owned by the Company that are registered (or any application of the foregoing filed) by the Company with the United States of America Patent and Trademark Office or the United States of America Copyright Office during the period covered by this Compliance Statement and not previously disclosed in writing to the Agent.

Patents

[None]/[___]

Trademarks

[None]/[___]

Copyrights

[None]/[___]

Mask Work

[None]/[___]

Very Truly Yours,

BETTER THERAPEUTICS, INC.

By:

Name:

Its:

EXHIBIT C

LOAN PAYMENT/ADVANCE REQUEST FORM

To: Agent:	Date:__________, _____

Hercules Capital, Inc. (the “Agent”)

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: legal@htgc.com

Attn: Legal Department

BETTER THERAPEUTICS, INC., a Delaware corporation (“Borrower”), hereby request from the Lenders a Term Loan Advance in the amount of _____________________ Dollars ($________________) on ______________, _____ pursuant to the Loan and Security Agreement among Borrower, Agent and the Lenders (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)Issue a check payable to Borrower________

or

(b)Wire Funds to Borrower’s account________ [IF FILED PUBLICLY, ACCOUNT INFO REDACTED FOR SECURITY PURPOSES]

Bank:

Address:

ABA Number:

Account Number:

Account Name:

Contact Person:

Phone Number

To Verify Wire Info:

Email address:

Executed as of __________, _____.

BORROWER:

BETTER THERAPEUTICS, INC.

SIGNATURE:

TITLE:

PRINT NAME:

EXHIBIT D

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Capital, Inc.

Hercules Capital IV, L.P.

Hercules Private Global Venture Growth Fund I L.P.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Re: Loan and Security Agreement dated August 18, 2021 (the “Agreement”) by and among BETTER THERAPEUTICS, INC., a Delaware corporation (together with its Subsidiaries that join the Loan Agreement as “Borrowers” after the Effective Date, individually and collectively, jointly and severally, “Borrower”), Hercules Capital, Inc., as agent (the “Agent”), and the lenders party thereto (collectively, the “Lenders”).

In connection with the above referenced Agreement, the Borrower hereby authorizes the Agent to initiate debit entries for (i) the periodic payments due under the Agreement and (ii) reasonable and documented out-of-pocket legal fees and costs incurred by Agent or the Lenders pursuant to the Agreement, in each case, in accordance and compliance with Section 2.7(c) of the Agreement, to the Borrower’s deposit account indicated below. The Borrower authorizes the depository institution named below to so debit to such deposit account.

[IF FILED PUBLICLY, ACCOUNT INFO REDACTED FOR SECURITY PURPOSES]

DEPOSITORY NAME:

BRANCH:

CITY:

STATE AND ZIP CODE:

TRANSIT/ABA NUMBER:

ACCOUNT NUMBER:

This authority will remain in full force and effect so long as any amounts are due under the Agreement (other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations) or the earlier termination hereof by Agent.

BETTER THERAPEUTICS, INC.

By:

Name:

Date:

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of August 18, 2021 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among BETTER THERAPEUTICS, INC., a Delaware corporation (together with its Subsidiaries that join the Loan Agreement as “Borrowers” after the Effective Date, individually and collectively, jointly and severally, “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as the “Lenders”), and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”).

Pursuant to the provisions of Addendum 1 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the loan(s) (as well as any promissory note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), (iii) it is not a “ten percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform Borrower and the Agent, and (2) the undersigned shall have at all times furnished Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement (including Addendum 1) and used herein shall have the meanings given to them in the Loan Agreement.

Date: _____________ ___, 20___

[NAME OF LENDER]
By:

Name:

Title:

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of August 18, 2021 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among BETTER THERAPEUTICS, INC., a Delaware corporation (together with its Subsidiaries that join the Loan Agreement as “Borrowers” after the Effective Date, individually and collectively, jointly and severally, “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as the “Lenders”), and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”).

Pursuant to the provisions of Addendum 1 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the loan(s) (as well as any promissory note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such loan(s) (as well as any promissory note(s) evidencing such loan(s)), (iii) with respect to the extension of credit pursuant to the Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform Borrower and the Agent, and (2) the undersigned shall have at all times furnished Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement (including Addendum 1) and used herein shall have the meanings given to them in the Loan Agreement.

Date: _____________ ___, 20___

[NAME OF LENDER]
By:

Name:

Title:

ADDENDUM 1 to LOAN AND SECURITY AGREEMENT

TAXES; INCREASED COSTS

1.	Defined Terms. For purposes of this Addendum 1:
a.	“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
b.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan Advance or Term Loan Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Term Loan Advance or Term Loan Commitment (other than pursuant to an assignment request by Borrower under Section 11.b. of this Addendum 1) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2 or Section 4 of this Addendum 1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 7 of this Addendum 1 and (iv) any withholding Taxes imposed under FATCA.

c.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Internal Revenue Code.

d.	“Foreign Lender” means a Lender that is not a U.S. Person.
e.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

f.	“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

g.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan Advance or Loan Document).

h.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.b. of this Addendum 1).

i.	“Recipient” means the Agent or any Lender, as applicable.
j.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto

k.	“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
l.	“Withholding Agent” means Borrower and the Agent.
2.

Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2 or Section 4 of this Addendum 1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

3.

Payment of Other Taxes by Borrower.  Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

4.

Indemnification by Borrower.  Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2 of this

Addendum 1 or this Section 4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.

Indemnification by the Lenders.  Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so) and (b) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 5.

6.

Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a governmental authority pursuant to the provisions of this Addendum 1, Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

7.	Status of Lenders.
a.

Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Agent, at the time or times reasonably requested by Borrower or the Agent, such properly completed and executed documentation reasonably requested by Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Agent as will enable Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 7(b)(i), 7(b)(ii) and 7(b)(iv) of this Addendum 1) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

b.	Without limiting the generality of the foregoing,

i.

any Lender that is a U.S. Person shall deliver to Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

ii.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), whichever of the following is applicable:

A.

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

B.	executed copies of IRS Form W-8ECI;
C.

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

D.

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 on behalf of each such direct and indirect partner;

iii.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Agent to determine the withholding or deduction required to be made; and

iv.if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or the Agent as may be necessary for Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

c.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Agent in writing of its legal inability to do so.

8.

Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this Addendum 1 (including by the payment of additional amounts pursuant to the provisions of this Addendum 1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Addendum 1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8 (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority.  Notwithstanding anything to the contrary in this Section 8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

9.

Increased Costs.  If any change in applicable law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Term Loan Advance or of maintaining its obligation to make any such Term Loan Advance, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount), then, upon the request of such Recipient, Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

10.

Survival.  Each party’s obligations under the provisions of this Addendum 1 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

11.	Mitigation Obligations; Replacement of Lenders.
a.

Designation of a different Lending Office. If any Lender requests compensation under Section 9 of this Addendum 1, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or Governmental Authority for the account of any Lender pursuant to this Addendum 1, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loan Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Addendum 1 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

b.

Replacement of Lenders. If any Lender requests compensation under Section 9 of this Addendum 1, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to this Addendum 1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 11.a. of this Addendum 1, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.2 of this Agreement), all of its interests, rights (other than its existing rights to payments pursuant to this Addendum 1) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

i.	such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loan Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
ii.

in the case of any such assignment resulting from a claim for compensation under Section 9 of this Addendum 1 or payments required to be made pursuant to this Addendum 1, such assignment will result in a reduction in such compensation or payments thereafter; and

iii.	such assignment does not conflict with applicable law.
c.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ADDENDUM 2 to LOAN AND SECURITY AGREEMENT

SBIC

i.

Borrower’s Business.  For purposes of this Addendum 2, Borrower shall be deemed to include its “affiliates” as defined in Title 13 Code of Federal Regulations Section 121.103.  Borrower represents and warrants to Agent and the Lenders as of each SBA Funding Date and covenants to Agent and the Lenders for a period of one year after each SBA Funding Date or for such longer period as set forth below with respect to subsections b, c, d, e, f and g below, as follows:

a.

Size Status.  [Borrower does not have tangible net worth in excess of $19.5 million or average net income after Federal income taxes (excluding any carry-over losses) for the preceding two completed fiscal years in excess of $6.5 million][Borrower’s primary NAICS code is ______ and has less than _____ employees in the aggregate];

b.

No Relender.  Borrower’s primary business activity does not involve, directly or indirectly, providing funds to others, purchasing debt obligations, factoring, or long-term leasing of equipment with no provision for maintenance or repair;

c.

No Passive Business.  Borrower is engaged in a regular and continuous business operation (excluding the mere receipt of payments such as dividends, rents, lease payments, or royalties).  Borrower’s employees are carrying on the majority of day to day operations.  Borrower will not pass through substantially all of the proceeds of the Loan to another entity;

d.

No Real Estate Business.  Borrower is not classified under North American Industry Classification System (NAICS) codes 531110 (lessors of residential buildings and dwellings), 531120 (lessors of nonresidential buildings except miniwarehouses), 531190 (lessors of other real estate property), 237210 (land subdivision), or 236117 (new housing for-sale builders). Borrower is not classified under NAICS codes 236118 (residential remodelers), 236210 (industrial building construction), or 236220 (commercial and institutional building construction), if Borrower is primarily engaged in construction or renovation of properties on its own account rather than as a hired contractor. Borrower is not classified under NAICS codes 531210 (offices of real estate agents and brokers), 531311 (residential property managers), 531312 (nonresidential property managers), 531320 (offices of real estate appraisers), or 531390 (other activities related to real estate), unless it derives at least 80 percent of its revenue from non-Affiliate sources.  The proceeds of the Loan will not be used to acquire or refinance real property unless Borrower (x) is acquiring an existing property and will use at least 51 percent of the usable square footage for its business purposes; (y) is building or renovating a building and will use at least 67 percent of the usable square footage for its business purposes; or (z) occupies the subject property and uses at least 67 percent of the usable square footage for its business purposes.

e.

No Project Finance.  Borrower’s assets are not intended to be reduced or consumed, generally without replacement, as the life of its business progresses, and the nature of Borrower’s business does not require that a stream of cash payments be made to the business’s financing sources, on a basis associated with the continuing sale of assets (e.g., real estate development projects and oil and gas wells).  The primary purpose of the Loan is not to fund production of a single item or defined limited number of items, generally over a defined production period, where such production will constitute the majority of the activities of Borrower (e.g., motion pictures and electric generating plants).

f.

No Farm Land Purchases.  Borrower will not use the proceeds of the Loan to acquire farm land which is or is intended to be used for agricultural or forestry purposes, such as the production of food, fiber, or wood, or is so taxed or zoned.

g.

No Foreign Investment.  The proceeds of the Loan will not be used substantially for a foreign operation.  Borrower will not have, on or within one year after each SBA Funding Date and each other Loan provided by a Lender that is an SBIC more than 49 percent of its employees or tangible assets located outside the United States of America.

ii.Small Business Administration Documentation.  Agent and the Lenders acknowledge that Borrower completed, executed and delivered to Agent prior to each SBA Funding Date SBA Forms 480, 652 and 1031 (Parts A and B) together with a business plan showing Borrower’s financial projections (including balance sheets and income and cash flows statements) for the period described therein and a written statement (whether included in the purchase agreement or pursuant to a separate statement) from Agent regarding its intended use of proceeds from the sale of securities to the Lenders (the “Use of Proceeds Statement”).  Borrower represents and warrants to Agent and the Lenders that the information regarding Borrower and its affiliates set forth in the SBA Form 480, Form 652 and Form 1031 and the Use of Proceeds Statement delivered as of each SBA Funding Date is accurate and complete.

iii.Inspection.  The following covenants contained in this Section 3 are intended to supplement and not to restrict the related provisions of the Loan Documents.  Subject to the preceding sentence, Borrower will permit, for so long as the Lenders holds any debt or equity securities of Borrower, Agent, the Lenders or their representative, at Agent’s or the Lenders’ expense, and examiners of the SBA to visit and inspect the properties and assets of Borrower, to examine its books of account and records, and to discuss Borrower’s affairs, finances and accounts with Borrower’s officers, senior management and accountants, all at such reasonable times as may be requested by Agent or the Lenders or the SBA.

iv.Annual Assessment.  Upon request of Agent or Lender, promptly after the end of each calendar year (but in any event prior to February 28 of each year) and at such other times as may be reasonably requested by Agent or the Lenders, Borrower will deliver to Agent a written assessment of the economic impact of the Lenders’ investment in Borrower, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the businesses of Borrower in terms of expanded revenue and taxes, other economic benefits resulting from the investment (such as technology development or commercialization, minority business development, or expansion of exports) and such other information as may be required regarding Borrower in connection with the filing of the Lenders’ SBA Form 468.   The Lenders will assist Borrower with preparing such assessment.  In addition to any other rights granted hereunder, Borrower will grant Agent and the Lenders and the SBA access to Borrower’s books and records for the purpose of verifying the use of such proceeds.  Borrower also will furnish or cause to be furnished to Agent and the Lenders such other information regarding the business, affairs and condition of Borrower as Agent or the Lenders may from time to time reasonably request, and such information shall be certified by the President, Chief Executive Officer or Chief Financial Officer of Borrower to the extent requested by Agent or Lender for compliance with the SBIC Act.

v.Use of Proceeds.  Borrower will use the proceeds from the Loan only for purposes set forth in Section 5.10.  Borrower will deliver to Agent from time to time promptly following Agent’s request, a written report, certified as correct by Borrower’s Chief Financial Officer, verifying the purposes and amounts for which proceeds from the Loan have been disbursed.  Borrower will supply to Agent such additional information and documents as Agent reasonably requests with respect to its use of proceeds and will, to the extent required by Section 6.2, permit Agent and the Lenders and the SBA to have access to any and all Borrower records and information and personnel as Agent deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified in Section 5.10.

vi.Activities and Proceeds.  Neither Borrower nor any of its affiliates (if any) will engage in any activities or use directly or indirectly the proceeds from the Loan for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. §107.720.  The Borrower shall not, nor shall it cause or permit any of its subsidiaries to, without obtaining the prior written approval of Agent, change the Borrower’s or any such subsidiary’s business activities from that conducted on the date hereof to a business activity from which a small business investment company is prohibited from providing funds by the SBIC Act.  The Borrower agrees that any such change in its or any such subsidiary’s business activities without such prior written consent of Agent shall constitute a material breach of the obligations of the Borrower under this Addendum 2.

i.

Compliance and Resolution.  Borrower agrees that a failure to comply with Borrower’s obligations under this Addendum, or any other set of facts or circumstances where it has been asserted by any governmental regulatory agency (or Agent or the Lenders believes that there is a substantial risk of such assertion) that Agent, the Lenders and their affiliates are not entitled to hold, or exercise any significant right with respect to, any securities issued to the Lenders by Borrower, will constitute a breach of the obligations of Borrower under the financing agreements among Borrower, Agent and the Lenders.  In the event of (i) a failure to comply with Borrower’s obligations under this Addendum; or (ii) an assertion by any governmental regulatory agency (or Agent or the Lenders believes that there is a substantial risk of such assertion) of a failure to comply with Borrower’s obligations under this Addendum, then (i) Agent, the Lenders and Borrower will meet and resolve any such issue in good faith to the satisfaction of Borrower, Agent, the Lenders, and any governmental regulatory agency, and (ii) upon request of the Lenders or Agent, Borrower will cooperate and assist with any assignment of the financing agreements among the Lenders

ADDENDUM 3 to LOAN AND SECURITY AGREEMENT

AGENT AND LENDER TERMS

1.

Each Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

2.

Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Loan Commitment percentages (based upon the total outstanding Term Loan Commitments) in effect on the date on which indemnification is sought under this Addendum 3, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Term Loan Advances and all other amounts payable hereunder.

3.

Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

4.

Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:

a.	be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;
b.

have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

c.

except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

5.

The Agent shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Lenders or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

6.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

7.

Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Loan Documents at the request or direction of the Lenders unless Agent shall have been provided by the Lenders with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.